Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 333-204979) and related Prospectus of Delcath Systems, Inc. for the registration of 8,685,452 Shares of Common Stock issuable upon Exercise of Outstanding Series A Warrants, and to the incorporation by reference therein of our report dated March 11, 2015, with respect to the consolidated financial statements of Delcath Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

May 4, 2016